Exhibit 99.1

                     STEELCASE ACQUIRES SOFTCARE INNOVATIONS

    - ACQUISITION WILL EXPAND COMPANY'S HEALTHCARE FURNISHINGS PORTFOLIO AND
                ABILITY TO PROVIDE HOLISTIC CUSTOMER SOLUTIONS -

     GRAND RAPIDS, Mich., Sept. 6 /PRNewswire-FirstCall/ -- Steelcase Inc. (NYSE: SCS), a global manufacturer of office environments, today announced that it has acquired Softcare Innovations Inc., a privately-held manufacturer of healthcare furnishings, with headquarters in Waterloo, Ontario. Steelcase also acquired Softcare's sister company in Waterloo, DJRT Manufacturing Inc.

     The acquisition of the Softcare companies is part of Steelcase's strategy to grow its new healthcare division, Nurture by Steelcase. Softcare has a portfolio of patient room casegoods and healthcare seating products that will expand Nurture's ability to provide holistic solutions for its customers.

     "Softcare and Nurture are a natural fit," said Michael Love, president of Nurture by Steelcase. "We've already integrated healthcare-related products and services from Steelcase companies under the Nurture umbrella. Softcare, with one of the broadest product offerings of any healthcare manufacturer, is a welcome addition to this new family. They are focused on markets and price points that complement our existing product lines."

     "Steelcase launched Nurture to improve the healthcare experience for patients, caregivers and care partners by creating environments that are more conducive to healing. The acquisition of Softcare is one step in the process to accomplish that goal," said James P. Hackett, president and chief executive officer of Steelcase Inc. "Softcare's ongoing interaction with designers, architects and healthcare facilities management supports Steelcase's commitment to understand and meet customer needs."

     Softcare's innovative product portfolio will be available through authorized Steelcase dealers in addition to Softcare's existing network of dealers and sales representatives. Softcare will remain headquartered in Waterloo and will continue to market products under its current name, and its current management team will remain in charge of day-to-day operations.

     "Joining Steelcase provides Softcare with an enhanced opportunity to compete in the marketplace," said Tony Beckley, who will be vice president, design for Softcare. Added Rob Way, who will be Softcare vice president, sales and operations, "We are extremely proud of the dedicated people who helped build Softcare into a strong company and made it an attractive partner for Steelcase. We look forward to serving our markets and customers as part of the Nurture organization."

     About Steelcase Inc.

     Steelcase, the global leader in the office furniture industry, helps people have a better work experience by providing products, services and insights into the ways people work. The company designs and manufactures architecture, furniture and technology products. Founded in 1912 and headquartered in Grand Rapids, Michigan, Steelcase (NYSE: SCS) serves customers through a network of more than 800 independent dealers and approximately 13,000 employees worldwide. Fiscal 2006 revenue was $2.9 billion. Learn more at http://www.steelcase.com .

SOURCE  Steelcase Inc.
    -0-                             09/06/2006
    /CONTACT: Debra Bailey of Steelcase Inc., +1-616-698-4397, dbailey2@steelcase.com /
    /FCMN Contact: tferris@steelcase.com /
    /Web site:  http://www.steelcase.com /
    (SCS)